Exhibit 10.8

EXECUTION VERSION

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”) is entered into by and between ContraFect Corporation (the “Company”) and Dr. Barry Kappel (“Kappel”), effective as of April 15, 2015.

1. Resignation from Employment. Effective as of April 15, 2015, Kappel resigned from his employment with the Company, and thereby terminated his service in any position or office that he held as a consequence of his employment with the Company. For the avoidance of doubt, Kappel’s last day of employment with the Company shall be April 15, 2015 (the “Employment Termination Date”). The parties agree that they (in the Company’s case, including its officers and directors) will refer to Kappel’s termination of employment only in the manner set forth on Exhibit A, which shall be reflected in a Form 8-K. The Company agrees that no grounds exist to terminate Kappel for “Cause” as defined in the Employment Agreement (as defined below).

2. Severance Compensation

a. Cash Compensation. Subject to Kappel’s execution of this Agreement, the Company will provide Kappel with (i) a cash separation payment of $135,000, paid as a lump sum within ten business days following execution of this Agreement, and (ii) $330,750 in cash compensation, payable in twenty-four (24) substantially equal installments consistent with the Company’s customary payroll practices, commencing on May 15, 2015.

b. Equity Compensation. Effective as of April 15, 2015 (“date of grant”), Kappel will receive, a grant of fully vested and exercisable options to purchase shares of the Company’s common stock with a grant date fair market value of $60,750, as determined by the Company in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, or any successor promulgation, and which shall have a stated exercise price equal to the closing per share price of the Company’s common stock on the date of grant. These options shall remain exercisable until March 30, 2016, after which date they shall expire to the extent unexercised. Such grant will be made on the same terms as previous grants, including the ability to cashless exercise.

c. Benefit Continuation. If Kappel elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in connection with the termination of Kappel’s employment with the Company, the Company will pay the full premiums for such coverage (for Kappel and his eligible dependents) until the earlier of (i) the eighteen (18) month anniversary of the Employment Termination Date, or (ii) the date that Kappel and his covered dependents become eligible for healthcare coverage under a plan of Kappel’s successor employer’s plan(s).

3. Payment of Earned but Unpaid Salary and Paid Time Off. In connection with the termination of Kappel’s employment with the Company, the Company will pay Kappel any earned but unpaid base salary in a lump sum on the payroll date that falls on the Employment Termination Date. The Company will also pay Kappel salary for three (3) accrued but unused vacation days in a lump sum on the next payroll date following that which occurs on the Employment Termination Date. In lieu of payment for a fourth accrued but unused vacation day, Kappel will be entitled to retain his Company-issued iPad.

4. Consulting Services. Kappel agrees, for the period from April 15, 2015 to December 31, 2015 (the “Consulting Period”), to perform consulting services for the Company and its affiliates as reasonably requested by the Company. Kappel’s services shall be of an advisory nature and the Company shall not have any obligation to follow Kappel’s advice. Kappel agrees to provide such services as reasonably requested by the Company but in no event for more than seventeen business days during the Consulting Period at such times and at such locations as may be reasonably requested by the Company’s Chief Executive Officer and agreed to by Kappel, whose consent will not be unreasonably withheld. It is anticipated by the parties that Kappel’s services shall be limited to no more than four days per month (two days in December). In connection with the provision of such consulting services, the Company will reimburse Kappel for any expenses reasonably incurred by him.

5. Consulting Compensation. In exchange for Kappel’s agreement to provide the consulting services contemplated hereunder, the Company will provide Kappel with the following treatment with regard to equity awards:

a. The vesting of Kappel’s outstanding unvested options held as of the Employment Termination Date will accelerate in accordance with Exhibit B attached hereto. For the avoidance of doubt, such accelerated vesting will apply to each individual option grant until the earlier of (i) the date on which the entire grant is vested or (ii) December 31, 2015. Such accelerated vesting is not intended to create entitlement to any options beyond those initially awarded in connection with each grant of options. Any options remaining unvested after December 31, 2015 will be forfeited. Options granted prior to the consummation of the Company’s initial public offering (specifically, those granted on April 15, 2010, September 1, 2010, November 1, 2010, February 8, 2011, October 3, 2011, February 27, 2013, March 21, 2014, and April 29, 2014) will expire (to the extent vested on or prior to December 31, 2015 after giving effect to this Agreement) on December 31, 2017, with the exception of the options granted on April 15, 2010 and September 1, 2010, which will expire on April 15, 2020 and September 1, 2020, respectively. Options granted after the consummation of the Company’s initial public offering (specifically, those granted on December 4, 2014, February 6, 2015, and those granted pursuant to Section 2(b) above) will expire (to the extent vested on or prior to December 31, 2015 after giving effect to this Agreement) on March 30, 2016.

b. With respect to the consulting services contemplated hereunder, the Company will indemnify Kappel in respect of any liability he may incur, unless such liability is incurred due to Kappel’s gross negligence or willful misconduct, as a result of his provision of the consulting services (including, without limitation, the payment of any reasonable attorneys’ fees and costs incurred by him). Kappel will be covered by the Company’s applicable insurance policies with respect to the performance of any such services.

6. Independent Contractor. During the Consulting Period, Kappel will not be an employee of the Company, but will have the relationship of an independent contractor to the Company. As an independent contractor, Kappel shall have no authority to represent, act on behalf of or bind the Company. The parties agree that all income recognized by Kappel in respect of stock options vesting following the date hereof shall be self-employment income reportable on Form 1099. Kappel shall have the sole responsibility and obligation to report such self-employment income on Kappel’s tax returns and to pay such taxes as are required by law, and, solely with respect to the income relating to such stock options, the Company shall have no right, responsibility or obligation to withhold income or payroll taxes under the United States Insurance Contributions Act or under state unemployment, disability or other laws or to pay employer payroll taxes thereon under such laws or to withhold special or general funds, assessments, or taxes generally collected by employers for the use and benefit of employees.

7. Cooperation. Kappel agrees to render assistance and cooperation to the Company as the Company reasonably requests regarding any matter, dispute or controversy with which the Company may become involved and of which Kappel has or may have reason to have relevant knowledge, information or expertise. Such services will be without additional compensation if during the Consulting Period, and for reasonable compensation (including, without limitation, a per diem fee no less than the ratable base salary amount as was in effect prior to the Employment Termination Date) and subject to Kappel’s reasonable availability if after the Consulting Period, provided, that in any event the Company will reimburse Kappel for any expenses reasonably incurred by him in connection with such cooperation. In no event will (i) Kappel have any obligation to cooperate if the Company is in breach of this Agreement (or any other agreement to which he is a party with the Company or its affiliates) and (ii) Kappel have an obligation to cooperate in any matter, dispute or controversy involving Kappel as an adverse party to the Company or its affiliates.

8. Confidentiality. Kappel acknowledges that, during the Consulting Period he may have, and during his employment with the Company he has had, access to Confidential Information and materials not generally known outside the Company. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information and materials (whether conceived or developed by Kappel or others) of the Company, and Company marketing and other business plans, customers and customer information, data strategies, research, reports, copyrights and patents related to the Company. During the Consulting Period and thereafter, Kappel shall not, without the prior consent of the Company, communicate or divulge any Confidential Information or materials to anyone other than the Company and its partners or affiliates and those designated by the Company unless required by law. Kappel acknowledges that Confidential Information is and shall remain the property of the Company. The confidentiality obligations hereunder shall not apply to Company information that would be Confidential Information but which: (i) is, or later becomes, public knowledge other than by breach of this Agreement; (ii) is in the possession of Kappel with the full right to disclose prior to his receipt of such Confidential Information from the Company, as evidenced by written records; or (iii) is independently received by Kappel from a third party with no restrictions on disclosure. Furthermore, Kappel agrees not to use, without the Company’s approval, Confidential Information for any purposes other than to perform duties for the Company under this Agreement. Kappel also hereby reaffirms his obligations under the Company’s standard confidentiality agreement, executed by Kappel on February 27, 2013.

9. Ownership of Copyrights, Patents, and Intellectual Property. Kappel agrees that any work prepared for the Company during his employment therewith and during the Consulting Period which is eligible for copyright and patent protection under the laws of the United States or any other country, and any proprietary know how developed by Kappel while rendering services for the Company in any capacity, will vest in the Company. Kappel hereby grants, transfers, and assigns all rights, titles, interests, copyrights and patents in such work, and all renewals and extensions thereof, to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyrights and patents in such work. Such assistance will be provided at the Company’s expense, but without any additional compensation to Kappel if during the Consulting Period, and for reasonable compensation (including, without limitation, a per diem fee no less than the ratable base salary amount as was in effect prior to the Employment Termination Date) and subject to Kappel’s reasonable availability if after the Consulting Period. If the Company cannot, after reasonable effort, secure Kappel’s signature on any documents needed to apply for or to prosecute any patent, copyright, or other right or protection relating to an invention, whether because of his physical or mental incapacity or for any other reason, Kappel hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by him.

10. Non-Competition. Kappel agrees that, during the Consulting Period and for a period of one year thereafter, he will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of, or have any direct or indirect investment in any business, person, partnership, association, firm, corporation, or other entity engaged in any business activity (including, but not limited to, research, development, manufacturing, selling, leasing, licensing or providing services) which is competitive with the business of the Company. For the sake of clarity, a business competitive with the Company’s business is one that uses bacteriophages, bacteriophage lysins, endolysins or a derivative thereof for the treatment of human infections or the use of antibodies for the treatment of influenza.

11. Non-Solicitation. Kappel agrees that, for a period of fifteen months after the Employment Termination Date, he will not divert, attempt to divert, take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company which Kappel became aware of as a result of his employment or consulting with the Company. Kappel further agrees that, during the Consulting Period and for a period of one year thereafter, he will not hire away any critical individuals who were employed by the Company during the Consulting Period or the one-year period thereafter, nor will Kappel directly or indirectly entice, solicit, or seek to induce or influence any such employees to leave their positions at the Company.

12. Non-Disparagement. Kappel and the Company agree that, during the Consulting Period and for a period of five years thereafter, neither will directly or indirectly disparage the other.

13. Non-Disclosure. Kappel agrees that, during the Consulting Period and perpetually thereafter, he will not disclose, to any party, (i) the terms of this Agreement, including but not limited to the payments made to Kappel hereunder, or (ii) any information pertaining to the negotiation of this Agreement, provided that it will not be a breach of this Agreement if Kappel discloses the terms of this Agreement and information pertaining to its negotiation to his personal legal, financial and tax advisors and his family members.

14. Remedies for Breach. In the event that Kappel willfully and materially breaches obligations under this Agreement, which have not been cured after a remedial period provided to Kappel by the Company of at least ten (10) business days, in addition to whatever other rights the Company may have, Kappel shall forfeit his right to receive any payments or benefits under this Agreement except with respect to the severance benefits described in Section 2 hereof (which shall be provided in all instances other than willful and material breaches of any of Sections 8 through 13 hereof). In the event that the Company willfully and materially breaches obligations under this Agreement, which have not been cured after a remedial period provided to the Company by Kappel of at least ten (10) business days, Kappel may cease providing consulting services to the Company, although compensation therefor as described in the Agreement will be deemed earned in full and payable and no such breach will relieve the Company from any obligation under the Agreement.

15. Non-Waiver of Breach. Either party may waive any breach of this Agreement by the other party, but no such waiver shall be deemed to have been given unless such waiver be in writing, signed by the waiving party and specifically designate the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

16. Non-Assignment. Neither party may assign its obligations hereunder without the prior written consent of the other party.

17. Release.

a. General Release. In consideration of the payments and benefits provided to Kappel under this Agreement, Kappel and each of his heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally waive, release and forever discharge the Company and its subsidiaries and affiliates and each of their respective current and former officers, employees, directors, partners, members, shareholders, representatives, attorneys and agents (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, suspected or unsuspected (collectively, “Claims”), that the Releasors have or may have against the Released Parties that arise out of or are connected to (i) Kappel’s relationship with the Company up to and including the dates of the execution of this Agreement, (ii) the Employment Agreement, dated as of October 20, 2009, between the Company and Kappel (the “Employment Agreement”), or (iii) any event, condition, circumstance, conduct, occurrence, omission, transaction or obligation that occurred, existed or arose on or prior to the date hereof, including, with respect to both clauses (i) and (ii) of this Section 17(a), without limitation: (1) any Claims under all federal, state and local statutes that employees or service providers could bring employment or service-related claims under, including, without limitation, any antidiscrimination statute, wage and hour statute, leave statute, equal pay statute, whistleblower statute and any other federal, state, local or foreign law, rule or regulation, in each case that may legally be waived and released, and (2) any tort or contract Claims, including, without limitation, wrongful discharge, breach of contract, defamation, slander, libel, emotional distress, tortious conduct, invasion of privacy, wrongful or retaliatory discharge, violation of public policy, implied covenant of good faith and fair dealing, negligence, fraud, personal injury or sickness or any other harm. Kappel does not release, discharge or waive (A) any right Kappel may have to enforce this Agreement, (B) any Claims made under state workers’ compensation or unemployment laws, (C) Claims that cannot be waived by law, (D) Claims for vested benefits under the Company’s employee benefit plans including equity compensation plans and grants thereunder to the extent vested or to be vested, or (E) Claims to indemnification, contribution, exculpation, directors and officers insurance or other insurance (e.g., executives and officers).

b. Proceedings.

i. General Agreement Relating to Proceedings. Kappel has not filed, and except as provided in Section 17(b)(ii) hereof, Kappel agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Released Parties before any local, state or federal agency, court or other body relating to matters released pursuant to Section 17 (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Kappel waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

ii. Certain Administrative Proceedings. Section 17(b)(i) hereof shall not preclude Kappel from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. Kappel is, however, waiving his right to recover money in connection with any such charge or investigation. Kappel is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

18. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments and benefits provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Kappel on account of non-compliance with Section 409A. The parties agree that the treatment of equity compensation outstanding hereunder is not a material modification to any such equity compensation. The parties further agree that the payment schedule for severance compensation payable hereunder would not result in a violation of Section 409A (including the requirement that any compensation be subject to any six-month delay for specified employees), and the Company agrees to report such treatment consistent therewith.

19. Severability. Provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.

20. Entire Agreement. This Agreement (and the applicable equity compensation arrangements referenced herein) represents the sole and entire agreement between the parties and, except as expressly stated herein, supersedes the Employment Agreement and all prior agreements, negotiations and discussions between Kappel and the Company, with respect to the subject matters contained herein.

21. Governing Law. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of New York. The language in the Agreement shall not be construed for or against any particular party.

22. Headings. The headings used herein are for reference only and shall not affect the construction of this Agreement.

23. Disputes. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement, or breach thereof, shall be submitted to final and binding arbitration pursuant to the employment arbitration rules of the American Arbitration Association. The arbitration shall take place in the State of New York.

24. Miscellaneous. Payments and benefits under this Agreement are not subject to mitigation or offset, except as expressly stated herein with respect to COBRA. This Agreement will be binding upon and inure to the benefit of the parties’ successors and heirs. This Agreement can be executed in counterparts, which together will constitute the binding agreement of the parties, and electronic copies shall have the effect of originals.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year written below.

THE COMPANY

/s/ Barry Kappel	By:	/s/ Julia P Gregory
Dr. Barry Kappel	Name:	Julia P Gregory
	Title:	Chief Executive Officer

Date: April 15, 2015	Date:	April 15, 2015

Exhibit A: Joint Statement

On April 15, 2015, Barry Kappel resigned from his position as Senior Vice President of Business Development of ContraFect Corporation to pursue other opportunities. He will serve as a consultant to ContraFect until December 31, 2015.

Exhibit B: Schedule of Options

Grant Date	Number of Options	Vesting Schedule	Shares/Percentage Vested as of 4-15-15	Additional Shares Originally Scheduled to Vest by 12-31-15	Additional Shares that Will Vest Under Consulting Agreement by 12-31-15	Total Vested Shares/Percentage Under Consulting Agreement as of 12-31-15	Shares Forfeited Under Consulting Agreement
2-27-13	5,714	25% on	4,285/75%	0	1,429/25% on	5,714/100%	0
		1-1-13;			7-1-15
25%
annually
over next
three
years
3-21-14	14,285	25% on	7,143/50%	0	3,571/25% on	10,714/75%	3,571/25%
		2-24-14;			8-24-15
25%
annually
over next
three
years
4-29-14	17,857	25% on	4,464/25%	4,464/25% on	4,464/25% on	13,392/75%	4,465/25%
		4-29-14;		4-29-15	4-29-15
25%
		annually			4,464/25% on
		over next			10-29-15
three
years
12-4-14	20,000	25% on	5,000/25%	5,000/25% on	5,000/25% on	15,000/75%	5,000/25%
		12-4-14;		12-4-15	6-4-15
25%
		annually			5,000/25% on
		over next			12-4-15
three
years
2-6-15	50,000	1/16 on	3,125/6.25%	3,125/6.25% on	3,125/6.25%	21,875/43.75%	28,125/56.25%
		each		6-30-15	on 5-15-15
calendar
		quarter		3,125/6.25% on	3,125/6.25%
		end		9-30-15	on 6-30-15
through
		2018		3,125/6.25% on	3,125/6.25%
				12-31-15	on 8-15-15
3,125/6.25%
on 9-30-15
3,125/6.25%
on 11-15-15
3,125/6.25%
on 12-31-15

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